Exhibit 4.30
Amending Agreement — Parent Guarantee
Dated 23 June 2009
Asbestos Injuries Compensation Fund Limited in its capacity as trustee for the Charitable Fund (“AICF”)
The State of New South Wales (“NSW Government”)
James Hardie Industries N.V. (“JHINV”)
Mallesons Stephen Jaques
Level 61
Governor Phillip Tower
1 Farrer Place
Sydney NSW 2000
Australia
T +61 2 9296 2000
F +61 2 9296 3999
DX 113 Sydney
www.mallesons.com
Ref: 02-5501-6101

Amending Agreement — Parent Guarantee
Contents

Details		1
General terms		2
1	Interpretation	2
2	Confirmations and acknowledgement	2
2.1	Confirmation in relation to definition of “Guarantor”	2
2.2	JHI Confirmation	2
2.3	Conflict	3
2.4	Consideration	3
3	Amendments	3
3.1	Parent Guarantee	3
3.2	Irrevocable Power of Attorney	3
4	Representations and warranties by JHI	3
5	Costs	4
6	General	4
7	Counterparts	4
8	Governing law	5
Schedule 1 — Irish Registration Date Amendments		6
Schedule 2 — Conformed copy of the Parent Guarantee incorporating the Irish Registration Date Amendments		9
Schedule 3 — Third Irrevocable Power of Attorney		10
Signing page		11

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Amending Agreement — Parent Guarantee
Details

Parties	AICF, NSW Government and JHINV

AICF	Name	Asbestos Injuries Compensation Fund Limited a company limited by guarantee incorporated under the laws of the State of New South Wales, Australia, in its capacity as trustee for the Charitable Fund established under the Amended and Restated Trust Deed dated 14 December 2006 between it as trustee and JHINV

	ACN	117 363 461

	Address	Level 7, 233 Castlereagh Street Sydney New South Wales, 2000

NSW Government	Name	The State of New South Wales

	Address	c/- Department of Premier and Cabinet, Level 39, Governor Macquarie Tower, 1 Farrer Place, Sydney, NSW, 2000

JHINV	Name	James Hardie Industries N.V. a limited liability company incorporated in The Netherlands

	ARBN	097 829 895

	Address	Atrium, 8th floor, Strawinskylaan 3077, 1077ZX Amsterdam, The Netherlands (with its Australian registered office at Level 3, 22 Pitt Street, Sydney in the State of New South Wales)

Recitals	AICF, NSW Government and JHINV are parties to the Parent Guarantee and wish to amend the Parent Guarantee on the terms set out in this agreement.

Date of Amending Deed	June 2009

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Amending Agreement — Parent Guarantee
General terms
1	Interpretation

These meanings apply unless the contrary intention appears:

Irish Registration Date means the date on which JHISE is registered by the Registrar of Companies of Ireland as having its registered office in Ireland.

JHI means:
(a)	prior to the SE Transformation Date, JHINV;

(b)	with effect on and from the SE Transformation Date up to the Irish Registration Date, JHISE with its corporate seat in the Netherlands; and

(c)	with effect on and from the Irish Registration Date, JHISE with its corporate seat in the Republic of Ireland.
JHISE means JHINV once it has converted from its present corporate form as a Dutch NV (Naamloze Vernootschap) into an SE (Societas Europaea).

Parent Guarantee means the Guarantee dated 14 December 2006 between AICF, the NSW Government and JHINV.

SE Transformation Date means the date on which JHINV is registered as a “Societas Europaea” on the Dutch Trade Register pursuant to European Union Council Regulation 2157/2001.

2	Confirmations and acknowledgement

2.1	Confirmation in relation to definition of “Guarantor”

Each party confirms that the definition of “Guarantor” for the purposes of the Parent Guarantee is a reference to:
(a)	with effect on and from the SE Transformation Date up to the Irish Registration Date, JHISE with its corporate seat in the Netherlands; and

(b)	with effect on and from the Irish Registration Date, JHISE with its corporate seat in the Republic of Ireland.
2.2	JHI Confirmation

JHI confirms that, other than as provided for in clause 3 (“Amendments”), the Parent Guarantee remains in full force and effect and enforceable against it up to, including and after each of the SE Transformation Date and the Irish Registration Date.

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2.3	Conflict

If there is a conflict between the Parent Guarantee and this agreement, the terms of this agreement prevail.

2.4	Consideration

This agreement is entered into in consideration of the parties’ exchange of promises under this agreement and the receipt of valuable consideration which is hereby acknowledged.

3	Amendments

3.1	Parent Guarantee

As from the Irish Registration Date, the Parent Guarantee is amended as set out in schedule 1. The parties acknowledge that the amendments to the Parent Guarantee effected by this clause 3.1 are accurately reflected in the conformed copy of the Parent Guarantee attached at schedule 2.

3.2	Irrevocable Power of Attorney

The parties acknowledge that the Second Irrevocable Power of Attorney dated December 2006 between AICF and NSW Government will be replaced by a Third Irrevocable Power of Attorney between those parties in the form attached at schedule 3 from the date of execution of that Third Irrevocable Power of Attorney. To avoid doubt, JHI’s execution of this agreement constitutes its prior written consent to the replacement effected by this clause 3.2 for the purposes of clause 6.3(c) of the Parent Guarantee.

4	Representations and warranties by JHI

JHI warrants as at the date of this agreement and repeats such warranty as at the SE Transformation Date and as at the Irish Registration Date that the following is true, accurate and not misleading:
(a)	it has been duly incorporated and is validly existing under the laws of the jurisdiction of its incorporation and has the necessary corporate capacity and power to enter into this agreement and to perform its obligations under this agreement;

(b)	all corporate and other action required to be taken by JHI to authorise the execution of this agreement and the performance of its obligations under this agreement has been duly taken;

(c)	this agreement has been duly executed on behalf of JHI and constitutes legal, valid and binding obligations of JHI, enforceable in accordance with their terms subject to the terms of the opinion from Loyens Loeff delivered to the NSW Government and the Fund Trustee on or about the date of this agreement;

(d)	the execution and performance of this agreement do not conflict with or result in a breach of any provision of the memorandum or articles of association of JHI or any provision of any applicable law in force on the date of this agreement or any deed to which JHI is a party, or on the SE Transformation Date or the Irish Registration Date;

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(e)	no approval, consent, license or notice to any regulatory or governmental body (other than such approvals, consents, licenses or notices as have been obtained or given) is necessary to ensure the validity, enforceability or performance of the obligations of JHI under this agreement;

(f)	the Parent Guarantee as amended by this agreement constitutes legal, valid and binding obligations of JHI, enforceable in accordance with their terms subject to the terms of the opinion from Arthur Cox delivered to the NSW Government and the Fund Trustee on or about the date of this agreement;

(g)	the performance of the Parent Guarantee as amended by this agreement does not conflict with or result in a breach of any provision of the memorandum or articles of association of JHI or any provision of any applicable law in force on the date of this agreement;

(h)	no approval, consent, license or notice to any regulatory or governmental body (other than such approvals, consents, licenses or notices as have been obtained or given) is necessary to ensure the validity, enforceability or performance of the obligations of JHI under the Parent Guarantee as amended by this agreement; and

(i)	without limiting paragraphs (e) and (g) above, Dutch law does not preclude or otherwise prejudice the agreement of JHI as a Dutch company to the Irish Registration Date amendments set out in Schedule 1, which will only take effect on the Irish Registration Date.
JHI warrants as at the Irish Registration Date, the performance of the Parent Guarantee as amended by this agreement does not conflict with or result in a breach of any provision of the memorandum or articles of association of JHI or any provision of any applicable law in force on the Irish Registration Date.

5	Costs

Each party shall be responsible for its own costs, charges and expenses in connection with the preparation, negotiation and execution of this agreement.

6	General

Clause 5 (“Notices”) of the Parent Guarantee applies to this agreement as if it was fully set out in this agreement.

7	Counterparts

This agreement may consist of a number of copies each signed by one or more parties to the deed. If so, the signed copies are treated as making up the one document.

8	Governing law

This agreement is governed by the law in force in the Netherlands, with the exception of the Netherlands private international law. Any dispute arising out

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of or in connection with this agreement shall be exclusively decided by the competent court in Amsterdam.
EXECUTED as an agreement

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Amending Agreement — Parent Guarantee
Schedule 1 — Irish Registration Date Amendments
The Parent Guarantee is amended as follows:
1	The definition of “Final Funding Agreement” in clause 1 (“Interpretation”) is amended by inserting the words “, as amended from time to time” after the word Agreement in the third line.

2	Clause 2.4 (“Guarantee”) is amended by deleting the sentence “This Guarantee is not a contract of surety (borgtocht).” and replacing it with the following sentence:
“The liability of the Guarantor under this Guarantee shall be as sole and primary obligor and not merely as surety and the Guarantor hereby waives all and any of its rights as surety which may at any time be inconsistent with any of the provisions of this Guarantee.”.
3	Clause 2.7 (“Guarantee”) is amended by inserting the words “, insolvency, winding-up, dissolution, examinership, the granting of court protection, administration, composition or arrangement” after the words “moratorium of payment” in the fifth line.

4	Clause 2.9(a) (“Guarantee”) is amended by inserting the words “insolvency, dissolution, examinership, the granting of court protection, administration, composition or arrangement,” after the words “winding-up” in the first line.

5	Clause 3.2 (“Enforcement”) is amended by deleting the word “(verzuim)” in the fourth line and replacing it with “in respect of the making of such Annual Payment”.

6	Clause 3.3(b) (“Enforcement”) is amended by:
•	deleting the word “a” in the first line and replacing it with “any insolvency,”; and

•	inserting the words “examinership, the granting of court protection, administration, composition or arrangement,” after the words “winding-up” in the second line.
7	Clause 3.4 (“Enforcement”) is amended by deleting the words “(kort geding)” in the third line.

8	Clause 3.5 (“Enforcement”) is amended by:
•	deleting the word “(verrekening),” in the first line and replacing it with “or”; and

•	deleting the words “or suspension (opschorting)”.
9	Clause 3.6 is deleted and replaced with “[intentionally blank]”.

10	Clause 3.7(a)(i) (“Enforcement”) is deleted and replaced with the following:

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“(i)	proceed against or exhaust or enforce any security held from the Performing Subsidiary, any other guarantor or any other Person or make or file any proof of claim in any insolvency proceedings relative to the Performing Subsidiary, any other guarantor or any other person,”.
11	Clause 3.7(a)(iii) (“Enforcement”) is amended by deleting the word “Guarantee” in the first line and replacing it with the word “Fund”.

12	Clause 3.7(d) (“Enforcement”) is amended by inserting a new sub-paragraph (iii) as follows (and re-numbering sub-paragraph (iii) as sub-paragraph (iv) accordingly):
“(ii)	the right to interpose any defence based upon any claim of laches or set-off or counterclaim of any nature or description;”.
13	Insert a new clause 3.8 as follows:
“3.8	The Guarantor confirms to the Fund Trustee and the NSW Government that neither the Fund Trustee nor the NSW Government need advise the Guarantor of any default by the Performing Subsidiary in respect of the Guaranteed Obligations.”
14	Clause 5.1 is amended by replacing the existing address details for the NSW Government and the Guarantor with the following:

“To the NSW Government:

Name:	The State of New South Wales, c/- Department of Premier and Cabinet

Address:	Level 39, Governor Macquarie Tower, Farrer Place, Sydney, NSW 2000

Fax number:	+ 61 2 9228 3062

Attention:	Deputy Director-General (Legal)

To the Guarantor:

Name:	James Hardie Industries S.E.

Address:	c/- Arthur Cox, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland

Fax number:	+35 3 618 0618

and	Level 3, 22 Pitt Street, Sydney, NSW 2000

Fax number:	+61 2 8274 5218

Attention:	General Counsel”
15	Clause 6.4 (“NSW Government’s right to enforce”) is deleted.

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16	Clause 7 (“Choice of law and jurisdiction”) is deleted and replaced with the following:
“7.	CHOICE OF LAW AND JURISDICTION
7.1	This Guarantee shall be governed by and construed in accordance with the laws of Ireland.

7.2	The courts of Ireland have exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee (including a dispute regarding the existence, validity or termination of this Guarantee) (a “Dispute”).

7.3	The parties hereto agree that the courts of Ireland are the most appropriate and convenient courts to settle Disputes and accordingly no party hereto will argue to the contrary.

7.4	This clause 7 is for the benefit of each of the Fund Trustee and the NSW Government. As a result, each of the Fund Trustee and the NSW Government shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, each of the Fund Trustee and the NSW Government may take concurrent proceedings in any number of jurisdictions.”
17	Insert a new clause 9 as follows:
“9.	RULE AGAINST PERPETUITIES
Nothing in this Guarantee shall authorise or permit the postponement of any estate or interest arising under the trusts created in this Guarantee from vesting outside the perpetuity period. In this context “perpetuity period” means the period commencing on the date of this Guarantee and ending on the expiration of 21 years from the date of the death of the last survivor of the descendants now living of the President of Ireland, Mary McAleese.”

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Amending Agreement — Parent Guarantee
Schedule 2 — Conformed copy of the Parent Guarantee incorporating the Irish Registration Date Amendments

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DATED 14 December 2006
Asbestos Injuries Compensation Fund Limited in its capacity as trustee for the
Charitable Fund
as the Beneficiary
and
The State of New South Wales Government
and
James Hardie Industries N.V.
as the Guarantor

PARENT GUARANTEE

THIS PARENT GUARANTEE is made on 14 December 2006 in Sydney, New South Wales

BETWEEN:
1.	~~(1)~~Asbestos Injuries Compensation Fund Limited (ACN 117 363 461, a company limited by guarantee incorporated under the laws of the State of New South Wales, Australia, having its registered office at Level 3, 22 Pitt Street Sydney New South Wales, in its capacity as trustee for the Charitable Fund (the “Fund Trustee”), duly represented by Peter Baker and Joanne Marchione;

and

2.	~~(2)~~  The State of New South Wales, Level 39, Governor Macquarie Tower, Farrer Place, Sydney NSW 2000, Australia (the “NSW Government”), duly represented by Robert John Debus;

and

3.	~~(3)~~  James Hardie Industries N.V., a company incorporated under the laws of the Netherlands~~,~~ with its corporate seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce with number 34106455 (the “Guarantor”), duly represented by Meredith Hellicar and Russell Chenu.
The aforementioned parties also collectively referred to as the “Parties” or individually as the “Party”.
RECITALS:
1.	~~(1)~~ On 1 December 2005 the NSW Government, JHINV and the Performing Subsidiary entered into the Original Final Funding Agreement with the common intention of making funding available by JHINV and/or its subsidiaries to pay, on the basis set out in the Original Final Funding Agreement, Proven Claims (as defined in the Original Final Funding Agreement) against the Liable Entities (as defined in the Original Final Funding Agreement).
2.	~~(2)~~ On 8 June 2006 the Fund Trustee executed a Deed of Accession so as to become a party to the Original Final Funding Agreement and to give effect to the intention and agreement of the relevant parties referred to in paragraph 1 above.
3.	~~(3)~~ On 8 June 2006 Asbestos Injuries Corporation Fund Limited, the NSW Government and the Guarantor executed a Parent Guarantee (the “Original Parent Guarantee”).
4.	~~(4)~~ On 21 November 2006 the parties to the Original Final Funding Agreement (including the Fund Trustee) entered into Final Funding Agreement, thereby amending and restating the Original Final Funding Agreement.
5.	~~(5)~~ On 14 December 2006 Asbestos Injuries Compensation Fund Limited entered into the Trust Deed and on December 2006 in its capacity as trustee of the Discretionary Fund became a party to the Final Funding Agreement by executing a Deed of Accession.
6.	~~(6)~~ Pursuant to Clause 10 of the Final Funding Agreement, the Guarantor has agreed to deliver this Guarantee to the Fund Trustee and the NSW Government.
7.	~~(6)~~ The NSW Government is not a creditor of the Guarantor in relation to the payment of the Guaranteed Obligations.

IT IS AGREED AS FOLLOWS:
1.	INTERPRETATION

Capitalised terms shall be used herein as such terms are defined in the Final Funding Agreement (and such terms will be interpreted in accordance with the laws of New South Wales, Australia, being the governing law of the Final Funding Agreement), unless defined otherwise in this Guarantee; and

“Final Funding Agreement” means the deed dated 21 November 2006 between the NSW Government, JHINV, the Performing Subsidiary and the Fund Trustee which amended and restated the Original Final Funding Agreement, as amended from time to time.

“Guarantee” means this guarantee.

“Guaranteed Obligations” means any of the payment obligations of the Performing Subsidiary to the Fund Trustee under the Final Funding Agreement, including the obligation to pay the Wind-Up or Reconstruction Amount, and “Guaranteed Obligation” means any one such payment obligation. Where the Performing Subsidiary would have been liable to make a payment under the Final Funding Agreement but for the Liquidation or Insolvency of the Performing Subsidiary or the occurrence of a Wind-up Event or Reconstruction Event in respect of the Performing Subsidiary, it will be taken still to be liable for the purposes of this Guarantee.

Original Final Funding Agreement means the legally binding agreement entitled “Final Funding Agreement” dated 1 December 2005 between JHINV, the Performing Subsidiary and the NSW Government to which the Fund Trustee became a party on 8 June 2006.

1A	ORIGINAL PARENT GUARANTEE

The parties agree that this Guarantee supersedes the Original Parent Guarantee and that, notwithstanding clause 2.2 of the Original Parent Guarantee, on the date on which all parties duly execute this Guarantee, the Original Parent Guarantee shall be terminated and the obligations of all parties under it shall be fully and finally discharged. On that date the Fund Trustee and the NSW Government shall procure that all originals of the executed Original Parent Guarantee in their possession are promptly returned to the Guarantor.

2.	GUARANTEE
2.1	The Guarantor hereby irrevocably and unconditionally:
(a)	guarantees to the Fund Trustee the due and punctual performance by the Performing Subsidiary of the Guaranteed Obligations;

(b)	guarantees to the Fund Trustee that, whenever the Performing Subsidiary does not pay any amount due under any of its Guaranteed Obligations, the Guarantor shall immediately on first written demand by the Fund Trustee pay that amount to the Fund Trustee, as if it were the principal obligor thereof; and

(c)	guarantees to the Fund Trustee that it shall immediately on first written demand by or on behalf of the Fund Trustee pay to the Fund Trustee, all costs and expenses incurred by the Fund Trustee in relation to the protection or enforcement of its rights under this Guarantee and all costs and damages incurred by the Fund Trustee as a result of the Performing Subsidiary not fulfilling one or more of the Guaranteed Obligations when due.

2.2	The obligations of the Guarantor pursuant to Clause 2.1 shall be continuing obligations and extend to all sums payable by the Performing Subsidiary under the Guaranteed Obligations. The obligations of the Guarantor pursuant to Clause 2.1 shall remain in full force and effect until all the Guaranteed Obligations shall have been paid, satisfied or discharged in full. Termination of this Guarantee is only allowed if and when the Final Funding Agreement is terminated (otherwise than due to breach or default by the Guarantor or the Performing Subsidiary) and the Performing Subsidiary has fully discharged all of the Guaranteed Obligations. The obligations of the Guarantor shall remain in full force in the event that the Performing Subsidiary is replaced by another subsidiary of the Guarantor in accordance with clause 6.2 of the Final Funding Agreement.

2.3	This Guarantee is a guarantee of performance of the Guaranteed Obligations by payment of all amounts that are the subject of the Guaranteed Obligations when due and payable.

2.4	~~The Guarantee is not a contract of surety (borgtocht)~~The liability of the Guarantor under this Guarantee shall be as sole and primary obligor and not merely as surety and the Guarantor hereby waives all and any of its rights as surety which may at any time be inconsistent with any of the provisions of this Guarantee. The obligations of the Guarantor hereunder are independent of the obligations of the Performing Subsidiary and the obligations of any other guarantor of the obligations of the Performing Subsidiary under the Final Funding Agreement.

2.5	Payment by the Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify, abridge or extinguish the Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Fund Trustee is awarded a judgment in any proceedings brought to enforce the Guarantor’s obligations to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release the Guarantor from its obligation to pay the portion of the Guaranteed Obligations that is not the subject of such proceedings, and such judgment shall not, except to the extent satisfied by the Guarantor, limit, affect, modify, abridge or extinguish any part of the Guarantor’s liability in respect of the Guaranteed Obligations.

2.6	This Guarantee is independent of, in addition to and shall not prejudice or affect or be prejudiced or be affected by any other right, remedy, guarantee, indemnity or security and may be enforced without first having recourse to the same or any other mortgage, charge, pledge or lien now or hereafter held by or available to the Fund Trustee and/or the NSW Government.

2.7	If any discharge (whether in respect of the Guaranteed Obligations or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition by the Performing Subsidiary or the Guarantor which is subsequently avoided or which must be restored (without limitation) on bankruptcy, liquidation, moratorium of payment, winding-up, insolvency, dissolution, examinership, the granting of court protection, administration, composition or arrangement or otherwise, the liability of the Guarantor will continue or be reinstated as if the discharge or arrangement had not occurred. This clause 2.7 survives the discharge of this Deed.

2.8	Unless and until all the Guaranteed Obligations have been satisfied or discharged in full, the Guarantor shall not, after a claim has been made or by virtue of any payment or performance under this Guarantee, in respect of any payment made to the Fund Trustee and/or the NSW Government:
(a)	exercise any right of subrogation in respect of or claim to be subrogated to any rights, security or moneys held, received or receivable by the Fund Trustee;

(b)	exercise against or claim from the Performing Subsidiary any right of contribution or recourse;

(c)	claim as a creditor of the Performing Subsidiary in competition with the Fund Trustee; or

(d)	have the benefit of or take any action to receive or claim any payment, distribution or security in respect of the Guaranteed Obligations or amounts payable under this Guarantee from or on account of the Performing Subsidiary, or exercise any right of set-off as against the Performing Subsidiary (and the Guarantor waives any right it would otherwise have to have the benefit of or receive or claim any such payment, distribution or security or to exercise any such right of set-off).
2.9	This Guarantee will not be discharged or otherwise affected as security for the Guaranteed Obligations as a result of any of the following:
(a)	bankruptcy, moratorium of payment, winding-up, insolvency, dissolution, examinership, the granting of court protection, administration, composition or arrangement, reconstruction, liquidation or similar proceedings relative to the Performing Subsidiary;

(b)	any change in the status, function, control or ownership of the Performing Subsidiary;

(c)	any extension of time or other forbearance being granted or agreed to be granted to the Performing Subsidiary in respect of its Guaranteed Obligations;

(d)	any amendment to, or any increase, variation, waiver or release of, any of the Guaranteed Obligations or any termination, amendment or variation of the Final Funding Agreement (and any reference herein to the Final Funding Agreement shall be taken as referring to the Final Funding Agreement as amended or varied from time to time);

(e)	the taking, variation, compromise, exchange, substitution, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights or remedies against, or security over assets of the Performing Subsidiary or any other person, or any non-presentment or non-observance of any formality or other requirement in respect of any instruments or any failure to realise the full value of any security;

(f)	any present or future guarantee, indemnity, mortgage, charge, pledge, lien or other security or right or remedy held by or available to the Fund Trustee being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever; or

(g)	any other act, event or omission (other than performance by the Guarantor of this Guarantee) which, but for this clause might operate to discharge, extinguish, impair or otherwise affect any of the obligations of the Guarantor contained herein or any of the rights, powers or remedies conferred in respect of the Guarantor upon the Fund Trustee and/or the NSW Government by this Guarantee or by law.
3.	ENFORCEMENT
3.1	The Fund Trustee may enforce this Guarantee only upon the occurrence of (i) a breach of any Guaranteed Obligation by the Performing Subsidiary; (ii) a Wind-Up Event; or (iii) a Reconstruction Event, in accordance with and subject to clause 10 of the Final Funding Agreement.

3.2	A claim under this Guarantee in respect of the obligation of the Performing Subsidiary to make Annual Payments (and/or instalments thereof) under clause 9 of the Final Funding Agreement, can only be made if the Performing Subsidiary has been in default ~~(verzuim)~~in respect of the making of such Annual Payment for a period of 40 days from the date when such Annual Payment (or any instalment thereof) was due, provided that:
(a)	the Performing Subsidiary or the Guarantor has immediately provided to the NSW Government reasons for the default and such reasons are reasonable in the circumstances (for example and without limitation, that the Guarantor is experiencing temporary cash flow difficulties and is seeking to rectify that difficulty); and

(b)	the Guarantor has promptly after that due date entered into and continued to pursue or been ready, willing and able to enter into and pursue discussions with the NSW Government and (if available) the Fund Trustee to remedy the breach and provides to the Fund Trustee and NSW Government material particulars of the breach and the proposed remedy or remedies;

(c)	the Guarantor is not and does not become Insolvent at any time during that period; and

(d)	subject to clause 10 of the Final Funding Agreement, a Reconstruction Event does not occur at any time during that period, provided that such period shall automatically expire upon any of the requirements in paragraphs (a) to (d) inclusive (“Moratorium Requirements”) ceasing to be satisfied.

If the Moratorium Requirements remain satisfied at the expiry of the above 40 day period and if in the opinion of the NSW Government (acting reasonably) there is a reasonable prospect of the Guarantor or the Performing Subsidiary paying the outstanding amount within a further period of 50 days, the initial 40 day period shall be extended once by a further 50 days, save that such period shall automatically expire upon any of the Moratorium Requirements ceasing to be satisfied.

3.3	Without prejudice to clause 3.2 above, the Fund Trustee shall not be obliged before bringing a claim under this Guarantee:
(a)	to take any action against the Performing Subsidiary or to obtain judgment in any court against the Performing Subsidiary or any other person;

(b)	to file any claim in any insolvency, bankruptcy, moratorium of payment, winding-up, examinership, the granting of court protection, administration, composition or arrangement, liquidation or similar proceedings relative to the Performing Subsidiary or any other person; or

(c)	to make, enforce or seek to enforce any claim against the Performing Subsidiary or any other person under any agreement or arrangement.
3.4	The restrictions to the enforcement of the Guarantee as set out in clause 3.2 of this Guarantee do not apply in respect of claims under or in relation to the Guarantee brought by the Fund Trustee in summary proceedings ~~(kort geding)~~ or other proceedings to obtain urgent interlocutory Court relief.

3.5	The Guarantor waives any and all rights of set off ~~(verrekening),~~or counterclaim ~~or suspension (opschorting)~~ it may have at any time with respect to amounts payable hereunder against amounts owed to it by the Fund Trustee.

3.6	~~The Guarantor waives to the fullest extent allowed by the laws of the Netherlands all rights, privileges, defences and exceptions pursuant to the Articles 6:139, 7:852, 853, 854, 855 and 856 of the Dutch Civil Code.~~[intentionally blank]

3.7	To the extent permitted by law the Guarantor hereby waives, for the benefit of the Fund Trustee and the NSW Government:
(a)	any right to require the Fund Trustee and/or the NSW Government, as a condition of payment or performance by the Guarantor, to:
(i)	proceed against or exhaust or enforce any security held from the Performing Subsidiary, any other guarantor or any other Person or make or file any proof of claim in any insolvency proceedings relative to the Performing Subsidiary any other guarantor or any other Person,

(ii)	proceed against or have resort to any balance of any credit on the books of the Fund Trustee and/or the NSW Government in favour of the Performing Subsidiary or any other Person, or

(iii)	pursue any other remedy in the power of the ~~Guarantee~~Fund Trustee and/or the NSW Government whatsoever;
(b)	any defence arising by reason of the incapacity, lack of authority or any disability or other defence of the Performing Subsidiary or any other guarantor, including any defence based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Performing Subsidiary or any other guarantor from any cause other than payment in full of the Guaranteed Obligations;

(c)	any defence based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

~~(d)~~
(d)	~~(i)~~(e) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any discharge of the Guarantor’s obligations hereunder;
(i)	the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement hereof,

(ii)	the right to interpose any defence based upon any claim of laches or set-off or counterclaim of any nature or description; and

(iii)	~~(iii)~~ promptness, diligence and any requirement that the Fund Trustee and/or the NSW Government protect, secure, perfect or insure any security interest or lien or any property subject thereto;
(e)	notices, demands, presentments, protests, notices of protest, notices of dishonour and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Final Funding Agreement, any other Related Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Performing Subsidiary and any right to consent to any thereof; and

(f)	any defences or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
3.8	The Guarantor confirms to the Fund Trustee and the NSW Government that neither the Fund Trustee nor the NSW Government need advise the Guarantor of any default by the Performing Subsidiary in respect of the Guaranteed Obligations.
4.	REPRESENTATIONS AND WARRANTIES
4.1	The Guarantor warrants that the following is true, accurate and not misleading as of the date of this Guarantee and will at all times after the date of this Guarantee up to and including the Commencement Date be true accurate and not misleading:
(a)	The Guarantor has been duly incorporated and is validly existing under the laws of its jurisdiction and has the necessary corporate capacity and power to enter into the Guarantee and to perform its obligations under the Guarantee.

(b)	All corporate and other action required to be taken by the Guarantor to authorise the execution of the Guarantee and the performance of its obligations under the Guarantee has been duly taken.

(c)	The Guarantee has been duly executed on behalf of the Guarantor and constitutes legal, valid and binding obligations of the Guarantor, enforceable in accordance with their terms subject to the terms of the opinion from de Brauw Blackstone Westbroek referred to in schedule 5 of the Final Funding Agreement.

(d)	The execution and performance of the Guarantee do not conflict with or result in a breach of any provision of the articles of association of the Guarantor, including but not limited to its corporate purpose, or any provision of any applicable law in force on the date of this Guarantee or any agreement to which the Guarantor is a party.

(e)	No approval, consent, license or notice to any regulatory or governmental body (other than such approvals, consents, licenses or notices as have been obtained or given) is necessary to ensure the validity, enforceability or performance of the obligations of the Guarantor under the Guarantee.
5.	NOTICES
5.1	All notices, consents, waivers and other communications under this Guarantee must be in writing in English and delivered by hand or sent by regular mail, registered mail, express courier, facsimile or e-mail to the appropriate addresses and facsimile numbers set out below or to such address and facsimile number as a Party may notify to the other Party from time to time. A notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery (if delivered by hand, registered mail or express courier) or at the time of successful transmission (if delivered by fax or e-mail).

To the Fund Trustee:

Name:	Asbestos Injuries Compensation Fund Limited
Address:	Level 3, 18-22 Pitt Street Sydney New South Wales
Fax number:	+612 8274 5217
Attention:	The Chairman

To the NSW Government:

Name:	The State of New South Wales, c/-~~The~~Department of Premier and Cabinet ~~Office~~
Address:	Level 39, Governor Macquarie Tower, Farrer Place, Sydney, NSW 2000
Fax number: Attention:	+ 61 2 9228 3062 Deputy Director-General (Legal)

To the Guarantor:
Name:	James Hardie Industries ~~NV~~S.E.
~~Addresses:~~	~~Atrium, 8th floor, Strawinskylaan 3077, 1077ZX Amsterdam, The Netherlands~~
Addresses:	c/- Arthur Cox, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland
Fax number:	+35 3 618 0618
and
Level 3, ~~20~~22 Pitt Street, Sydney, NSW 2000

Fax number:	+61 2 8274 5218
Attention:	~~The Chairman and the Chief Financial Officer~~General Counsel
6.	NSW GOVERNMENT’S RIGHT TO ENFORCE
6.1	~~6.1~~ The parties agree and acknowledge that clause 16.6 of the Final Funding Agreement provides that the NSW Government shall be entitled directly to enforce all promises made by the Guarantor to the Fund Trustee under this Guarantee to the full extent permitted by law on and subject to the terms of clause 16.6 of the Final Funding Agreement.

6.2	~~6.2~~ Any person (including, but not limited to, a firm, body corporate, unincorporated association, court or authority) who deals with the NSW Government in good faith in relation to this Guarantee may, without enquiry, assume that the NSW Government has complied with clause 16.6 of the Final Funding Agreement unless the contrary is proved.

6.3	~~6.3~~ The parties agree and acknowledge that:
(a)	the Guarantee is a Related Agreement under the Final Funding Agreement;

(b)	under an Irrevocable Power of Attorney, a copy of which is attached as Annexure A to this Guarantee, and in addition to its rights under clause 6.1 of this Guarantee, the NSW Government shall have the power directly to enforce as an attorney of the Fund Trustee under the Irrevocable Power of Attorney and on behalf of the Fund Trustee all promises made by the Guarantor to the Fund Trustee under this Guarantee, subject to the terms of clause 16.6 of the Final Funding Agreement;

(c)	under the Final Funding Agreement, the NSW Government and the Fund Trustee covenanted that they will not amend or replace that Irrevocable Power of Attorney without the prior written consent of the Guarantor, not to be unreasonably withheld; and

(d)	any actions taken by the NSW Government under that Irrevocable Power of Attorney in respect of this Guarantee are valid and binding to the extent such actions are made in accordance with that Irrevocable Power of Attorney.

6.4	~~On the legal relationship of the Beneficiary and the NSW Government vis a vis the Grantor, article 6:16 of the Dutch Civil code does not apply.~~
7.	CHOICE OF LAW AND JURISDICTION
7.1	This Guarantee shall be governed by and construed in accordance with the laws of Ireland.

7.2	~~The Guarantee is governed by the laws of the Netherlands, with the exception of the Netherlands private international law. Any dispute arising out of or in connection with this Guarantee shall be exclusively decided by the competent court in Amsterdam.~~ The courts of Ireland have exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee (including a dispute regarding the existence, validity or termination of this Guarantee) (a “Dispute”).

7.3	The parties hereto agree that the courts of Ireland are the most appropriate and convenient courts to settle Disputes and accordingly no party hereto will argue to the contrary.

7.4	This clause 7 is for the benefit of each of the Fund Trustee and the NSW Government. As a result, each of the Fund Trustee and the NSW Government shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, each of the Fund Trustee and the NSW Government may take concurrent proceedings in any number of jurisdictions.
8.	COUNTERPARTS

This Guarantee may be executed in any number of counterparts. All counterparts together will be taken to be one instrument.

9.	RULE AGAINST PERPETUITIES

Nothing in this Guarantee shall authorise or permit the postponement of any estate or interest arising under the trusts created in this Guarantee from vesting outside the perpetuity period. In this context “perpetuity period” means the period commencing on the date of this Guarantee and ending on the expiration of 21 years from the date of the death of the last survivor of the descendants now living of the President of Ireland, Mary McAleese.
Thus agreed and signed in Sydney on 14 December 2006.

Signed for Asbestos Injuries	)
Compensation Fund Limited by	)

Name: Peter Baker		Name:	Joanne Marchione
Director / Secretary			Director

Signed by Meredith Hellicar	)
and Russell Chenu for James	)
Hardie Industries N.V.	)

Meredith Hellicar		Name:	Russell Chenu
Chairman			Director

Signed by	)
for the State of New South Wales	)
in the presence of	)

Signature of Witness		Name:

Name of Witness

Annexure A
Irrevocable Power of Attorney
(attached)

Amending Agreement — Parent Guarantee
Schedule 3 — Third Irrevocable Power of Attorney

© Mallesons Stephen Jaques 9955394_2	Amending Agreement — Parent Guarantee 16 June 2009	10

THIRD IRREVOCABLE POWER
OF ATTORNEY
ASBESTOS INJURIES
COMPENSATION FUND LIMITED
(in its capacity as Trustee of the
Compensation Funds)
THE STATE OF NEW SOUTH
WALES
2 Park Street Sydney NSW 2000 Australia
email@gtlaw.com.au http://www.gtlaw.com.au Facsimile + 61 2 9263 4111 Telephone + 61 2 9263 4000

CONTENTS

1.	PRELIMINARY	1

2.	APPOINTMENT	1

3.	CONSIDERATION	1

4.	POWERS	2

5.	VALIDITY OF ACTS AND RATIFICATION	3

6.	DECLARATION	3

7.	USE OF NAME	3

8.	AUTHORITY TO BENEFIT THIRD PARTIES	3

9.	APPOINTMENT IRREVOCABLE	4

10.	US ACKNOWLEDGMENT	4

11.	GOVERNING LAW	4

12.	NOTICES	4

13.	COUNTERPARTS	4

ATTACHMENT A — DICTIONARY AND INTERPRETATION		1

Page i

THIS THIRD IRREVOCABLE POWER OF ATTORNEY is made on 23 June, 2009
BETWEEN
1.	ASBESTOS INJURIES COMPENSATION FUND LIMITED ACN 117 363 461, a company limited by guarantee incorporated under the laws of the State of New South Wales, Australia, having its registered office at Level 7, 233 Castlereagh Street, Sydney, New South Wales, in its capacity as trustee for the Compensation Funds (Appointor)

2.	THE STATE OF NEW SOUTH WALES (Attorney)
THE PARTIES AGREE
1.	PRELIMINARY
Defined Terms and Interpretation
1.1	A term or expression starting with a capital letter which is defined in the Dictionary in Part 1 of Attachment A (Dictionary), has the meaning given to it in the Dictionary.

1.2	The Interpretation clauses in Part 2 of Attachment A (Interpretation) set out rules of interpretation for this deed.
2.	APPOINTMENT
The Appointor appoints the Attorney to be its attorney from the date of this deed for the duration of the Final Funding Agreement.
3.	CONSIDERATION
Each party acknowledges entering into this deed and incurring obligations and giving rights under this deed for valuable consideration received from the other party to this deed.

4.	POWERS

4.1	Scope
Subject to clause 4.2, the Appointor hereby irrevocably grants the Attorney the powers to do in the name of the Appointor and on its behalf everything that the Attorney considers necessary or expedient to enforce on behalf of the Appointor all promises made by JHI and the Performing Subsidiary to the Appointer under clauses 6, 9, 10, 15.1 and 15.7 of the Final Funding Agreement and under each Relevant Agreement, including without limitation the powers to:
(a)	subject to clause 10 of the Final Funding Agreement, vote and prove, on behalf of the Appointor, the Wind-Up or Reconstruction Amount or any debt owing to the Appointer under clause 6, 9, 10, 15.1 and 15.7 of the Final Funding Agreement and any Relevant Agreement and make application to any court of competent jurisdiction in relation to any Reconstruction Event or Insolvency Event of JHI;

(b)	subject to clause 10 of the Final Funding Agreement be present and vote at any meeting relating to any Reconstruction Event or, subject to the Intercreditor Deeds, any Insolvency Event of JHI, or any other meeting of creditors of JHI where the obligation owed to the Appointor arises under clause 6, 9, 10, 15.1 or 15.7 of the Final Funding Agreement or any Relevant Agreement;

(c)	individually make submissions to an Insolvency Official or any court having jurisdiction in connection with any Reconstruction Event or an Insolvency Event of JHI; and

(d)	do anything which in the Attorney’s opinion is necessary or desirable to ensure the validity and enforceability of this power of attorney under any applicable law (including without limitation, stamping or registering this power of attorney or filing this power of attorney with any government authority).
Without limiting the foregoing but subject to clause 4.2, in respect of an obligation owed to the Appointor which arises under clause 6, 9, 10, 15.1 or 15.7 of the Final Funding Agreement or the Relevant Agreements, the Appointor hereby authorizes the Attorney, as attorney in fact for the Appointor and with full power of substitution to attend the meeting of creditors of JHI or any adjournment thereof, and, subject to the Intercreditor Deeds, to vote in the Appointor’s behalf on any question that may be lawfully submitted to creditors at such meeting or adjourned meeting, and for a trustee or trustees of the estate of JHI and to accept or reject any plan of reorganisation of JHI.
4.2	Exercise

(a)	The foregoing powers of enforcement are subject to clause 16.6 of the Final Funding Agreement.

(b)	This power of attorney automatically terminates in the event of the termination of the Final Funding Agreement.

5.	VALIDITY OF ACTS AND RATIFICATION
The Appointor:
(a)	declares that everything done by the Attorney in exercising powers under this power of attorney is as valid as if it had been done by the Appointor; and

(b)	agrees to ratify, confirm and be bound by whatever the Attorney does in exercising powers under this power of attorney.

6.	DECLARATION
The Appointor declares that a Person who deals with the Attorney in good faith may accept a written statement signed by the Attorney to the effect that this power of attorney has not been revoked as conclusive evidence of that fact.
7.	USE OF NAME
The Attorney may exercise powers under this power of attorney in the name of the Appointor or in the name of the Attorney including the conduct of any court proceedings.
8.	AUTHORITY TO BENEFIT THIRD PARTIES
The Appointor expressly authorises the Appointor to do anything which may result in a benefit to a third party.

9.	APPOINTMENT IRREVOCABLE
The Appointor declares that this power of attorney is given for valuable consideration and is irrevocable from the date of this deed for the duration of the Final Funding Agreement.
10.	US ACKNOWLEDGMENT
The Appointer must, on request by the Attorney, use all reasonable endeavours to ensure that the execution of this deed is acknowledged before one of the officers enumerated in 28 U.S.C § 459, § 953, Rule 9012, or a person authorised to administer oaths under the laws of the state where the oath is administered.
11.	GOVERNING LAW
This deed is governed by the laws applicable in New South Wales.
12.	NOTICES
Clause 30 of the Final Funding Agreement shall apply to this deed with the necessary changes.
13.	COUNTERPARTS
This deed may be executed in any number of counterparts, each of which when executed, is an original. These counterparts together make one instrument.

EXECUTED as a deed.
EXECUTED by ASBESTOS
INJURIES COMPENSATION FUND LIMITED
in its capacity as trustee of
the Compensation Funds:

/s/ Joanne Marchione	/s/ Dallas Booth
Signature of Director*	Signature of Director/Secretary*

Joanne Marchione	Dallas Booth
Name of Director (print)	Name of Director/Secretary (print)

/s/ Timothy W Blue	/s/ Timothy W Blue
Signature of witness	Signature of witness

Timothy William Blue	Timothy William Blue
Name of witness (print)	Name of witness (print)

*	Each individual signing this deed on behalf of Asbestos Injuries Compensation Fund Limited acknowledges that he or she is a director or secretary of the corporation named above and is authorised to execute this power of attorney on its behalf.

Signing page 1

SIGNED by the Honourable John Hatzistergos MLC, Attorney General of New South Wales, for the State of New South Wales:
/s/ John Hatzistergos

Signing page 2

ATTACHMENT A — DICTIONARY AND INTERPRETATION
DICTIONARY AND INTERPRETATION
(Clause 1.1)
1.	DICTIONARY
In this deed:
Amending Agreement (Parent Guarantee) means the agreement of that title dated on or about the date of this deed between the Appointor, the Attorney and JHI.
Amending Deed to the Intercreditor Deed means the deed of that title dated on or about the date of this deed between the Appointor, the Attorney, JHI and AET Structured Finance Services Pty Limited.
Amending Deed to the Performing Subsidiary Intercreditor Deed means the agreement of that title dated on or about the date of this deed between the Appointor, the Attorney, the Performing Subsidiary and AET Structured Finance Services Pty Limited.
Claimants has the meaning given to it in the Final Funding Agreement.
Compensation Funds has the meaning given to it in the Final Funding Agreement.
Controlled Entity has the meaning given to it in the Final Funding Agreement.
Cross Guarantee has the meaning given to it in the Final Funding Agreement.
Deed of Confirmation means the Deed of Confirmation dated on or about the date of this deed between JHI, the Performing Subsidiary, the Attorney and the Appointor.
Final Funding Agreement means the document entitled “Amended & Restated Final Funding Agreement in respect of the provision of long term funding for compensation arrangements for certain victims of Asbestos-related diseases in Australia” dated 21 November 2006 between JHINV, the Performing Subsidiary, the Attorney and the Appointor, as amended by amending deeds dated 6 August 2007, 8 November 2007, 11 June 2008 and 17 July 2008 between those parties and by the Deed of Confirmation.
Initial Funding has the meaning given in the Final Funding Agreement.
Insolvency Event has the meaning given to it in the Final Funding Agreement.

Schedule, Page 1

Insolvency Official has the meaning given to it in the Intercreditor Deeds.
Intercreditor Deed means each deed so entitled to be entered into between JHI or the Performing Subsidiary (as the case may be), the Attorney, the Appointor and the Guarantee Trustee (as defined in that deed), substantially in the form annexed as Annexure 7A or 7B respectively, of the Final Funding Agreement, as may be amended with the agreement of JHI and the Attorney (in each case acting reasonably) as the result of review by, and negotiations with, JHI’s existing bank Lenders (as defined in the Final Funding Agreement) or pursuant to the Deed of Confirmation.
Irish Registration Date means the date on which JHISE is registered by the Registrar of Companies of Ireland as having its registered office in Ireland
JHI means:
(a)	until it has transformed into a Societas Europaea on the SE Transformation Date, JHINV;

(b)	with effect on and from the SE Transformation Date up to the Irish Registration Date, JHISE with its corporate seat in the Netherlands; and

(c)	with effect on and from the Irish Registration Date, JHISE with its corporate seat in the Republic of Ireland, and any Parent Entity.
JHINV means James Hardie Industries N.V. and any Parent Entity.
JHISE means JHINV once it has converted from its present corporate form as a Dutch NV (Naamloze Vernootschap) into an SE (Societas Europaea) and any Parent Entity.
Notice has the meaning given to it in the Final Funding Agreement.
Parent Entity means any Person and all such Persons of which JHI is a Controlled Entity and where there are two or more such Persons, only the immediate holding company and the ultimate holding company of JHI.
Performing Subsidiary means James Hardie 117 Pty Ltd or, if a subsidiary of JHI other than that entity is nominated under clause 6.2 of the Final Funding Agreement to perform the obligations described in clauses 6 and 9 of the Final Funding Agreement and each of JHI and that subsidiary has complied with clause 6.2 of the Final Funding Agreement, that subsidiary.
Person includes any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co-operative, association,

Signing page 2

individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a person as the context may require.
Reconstruction Event has the meaning given to it in the Final Funding Agreement.
Relevant Agreements means each of those documents listed in Schedule 1 to the Final Funding Agreement to which the Appointor is a party, each Cross-Guarantee given in favour of the Appointer by any Controlled Entity of JHI, the Deed of Confirmation, the Amending Agreement (Parent Guarantee), the Amending Deed to the Intercreditor Deed and the Amending Deed to the Performing Subsidiary Intercreditor Deed.
SE Transformation Date means the date on which JHI is registered as a “Societas Europaea” on the Dutch Trade Register pursuant to European Union Council Regulation 2157/2001.
Wind-Up or Reconstruction Amount has the meaning given to it in the Final Funding Agreement.
2.	INTERPRETATION
In this deed the following rules of interpretation apply unless the contrary intention appears.
(a)	Headings are for convenience only and do not affect the interpretation of this deed.

(b)	The singular includes the plural and vice versa.

(c)	Words that are gender neutral or gender specific include each gender.

(d)	Where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings.

(e)	The words ‘such as’, ‘including’, ‘particularly’ and similar expressions are not used as nor are intended to be interpreted as words of limitation.

(f)	A reference to:
(i)	a thing (including but not limited to a chose in action or other right) includes a part of that thing;

(ii)	a document includes all amendments or supplements to that document;

(iii)	a clause, term, party, schedule or attachment is a reference to a clause or term of, or party, schedule or attachment to this deed;

Signing page 3

(iv)	this deed includes all schedules and attachments to it;

(v)	an agreement other than this deed includes an undertaking, or legally enforceable arrangement or understanding whether or not in writing; and

(vi)	a monetary amount is in Australian dollars.

Signing page 4

Amending Agreement — Parent Guarantee
Signing page
DATED: 23 June 2009

SIGNED by The Honourable John
Hatzistergos MLC
Attorney-General of New South Wales

for THE STATE OF NEW SOUTH
WALES in the presence of:

/s/ Leigh Rae Sanderson

Signature of witness

Leigh Rae Sanderson

Name of witness (block letters)

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ John Hatzistergos Signature Attorney General Office of Signatory

EXECUTED by ASBESTOS
INJURIES COMPENSATION
FUND LIMITED in accordance with
section 127(1) of the Corporations Act
2001 (Cwlth) by authority of its
directors:

/s/ Joanne Marchione

Signature of director

Joanne Marchione

Name of director (block letters)
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Dallas Booth Signature of ~~director~~/company secretary* *delete whichever is not applicable Dallas Booth Name of ~~director~~/company secretary* (block letters) *delete whichever is not applicable

© Mallesons Stephen Jaques 9955394_2	Amending Agreement — Parent Guarantee 16 June 2009	11

EXECUTED by

Marcin Firek and
Sean O’Sullivan

as an authorised signatory for, and
SEALED AND DELIVERED as a
deed by, JAMES HARDIE
INDUSTRIES N.V. in the presence of:

/s/ T. W. Blue

Signature of witness

T. W. Blue

Name of witness (block letters)
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )

/s/ Marcin Firek

By executing this agreement the
signatory states that the signatory has
received no notice of revocation of the
authority under which the signatory
signs this agreement

Attorney

Position

/s/ Sean O’Sullivan

By executing this agreement the
signatory states that the signatory has
received no notice of revocation of the
authority under which the signatory
signs this agreement

Attorney

Position

© Mallesons Stephen Jaques 9955394_2	Amending Agreement — Parent Guarantee 16 June 2009	12